To Our Shareholders:

September 2004,

Fiscal Year 2004 is best summarized as a period of continued expansion and growth for Valence Technology, Inc. We started the year with the goals of expanding our commercial presence, reducing costs and continuing development of new, safe, and scalable Lithium-ion technologies. Saphion(R), the only safe large format Lithium-ion rechargeable battery technology, moved from the lab to full-scale production in fiscal year 2003, and by the summer of 2004 the company and our OEM partners produced approximately one million Saphion cells. These cells were used in small format products such as our N-Charge(TM) Power System family and large format products such as our K-Charge(TM) Power System, U-Charge(TM) Power System and custom packs. Valence has increased the breadth of markets that we serve by offering a range of products tailored to diverse customer needs, ranging from increasing productivity for traveling professionals to providing back-up power and enabling longer runtime for motive products.

A primary goal of ours is to offer the most cost effective Lithium-based energy storage solutions possible. In order to draw closer to this goal, our development efforts focused on creating cell construction alternatives for our Saphion technology. During the year we launched cylindrical cells, continued to ship polymer cells and began work on prismatic cells to give our customers alternatives in cost, size and capability. We also announced the development of our Saphion II technology and began work on transferring the efforts from the lab to full-scale production. While Saphion I provides tremendous cycle performance and long life, Saphion II will provide more energy and continue our phosphate-based Lithium-ion strategy of safety, cost, and environmental benefits.

During the year, we achieved critical milestones in our small and large format product areas:

o The small format N-Charge Power System was refreshed and a second generation product launched in March 2004. The N-Charge Power System II is the first Valence product launched using cylindrical Saphion cells. Additionally, we partnered with Mobility Electronics, utilizing their advanced smart tip technology to provide the highest level of system compatibility possible. Our N-Charge Power System II is compatible with over 2000 different models of notebooks as well as cell phones, PDAs, MP3 players and digital cameras.

o Our strategy for large format battery solutions remains the same. We aim to partner with industry leaders and leverage their successes to help Saphion technology penetrate new markets.

     o The K-Charge Power System design was finalized and we have begun shipping sample products to multiple customers in the telecommunications, utility, renewable energy and other industries. The key partnership win for the K-Charge Power System was the signing of an exclusive sales and marketing


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          agreement with TYCO Electronics, a telecommunications industry leader in back-up power. Once we complete initial product testing, TYCO will begin private labeling K-Charge Power Systems for resale to their customers in the telecommunications and utility industries who demand safe, maintenance free, robust battery systems.

     o We also introduced the U-Charge Power System which has generated great interest across many different applications. We have developed proto-types, provided samples to customers and again followed the above strategy by signing an exclusive marketing agreement with GF Health Products for the disabled mobility market. We also have started to ship samples of the K-Charge and U-Charge Power Systems to various branches of the military.

     o We commenced our custom battery pack business utilizing our Saphion cells. We designed a battery pack and shipped samples for a military spotlight application, a back-up power system for private aviation and a battery pack for small electric vehicles.

These agreements confirm our value proposition and help propel us toward our vision of making Lithium-ion the dominant technology of the battery industry.

Operationally, we continue our efforts to lower costs and strengthen fiscal management. We completed the closure of our manufacturing facility in Northern Ireland and have successfully transferred our manufacturing capabilities to OEM partners in Asia. We have announced our intentions to initiate further operations in China in order to continue to lower both our product costs and overhead expenses.

During fiscal 2004 we experienced a steady increase in revenue, illustrated by the highest annual total revenue in the company's history - a 269% increase over the prior year - and achieving a sixth consecutive quarter of growth. The increase in revenue is the result of the continued awareness and exposure of the N-Charge Power System. We are pleased with these results which led us to our seventh consecutive quarter of revenue growth in the first quarter of fiscal year 2005.

We believe Saphion technology has the potential to change the dynamics of the battery industry. Our driving force is to improve the day-to-day life of our customers by offering high performance, inherently safe, low cost and environmentally friendly energy storage solutions. We look forward to continuing our aggressive pursuit of this goal.

Sincerely,



/s/ Stephan B. Godevais
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Stephan B. Godevais
Chairman, Chief Executive Officer & President


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BOARD OF DIRECTORS

Carl E. Berg
Stephan B. Godevais
Dr. Vassilis G. Keramidas
Bert C. Roberts Jr.
Alan F. Shugart


EXECUTIVE TEAM

Stephan Godevais, Chairman, CEO and President
Joe Lamoreux, Chief Operating Officer
Kevin Mischnick, Vice President of Finance
David St. Angelo, Vice President of Large Format Energy Solutions
Kevin Brennan, Vice President of Sales
Roger Williams, General Counsel


For questions concerning stock certificates, change of address, consolidation of accounts, transfer of ownership, or other stock account matters, please contact Valence Technology's transfer agent:

American Stock Transfer and Trust Company
6201 15th Ave.
Brooklyn, NY 11219
800-937-5449
718-921-8380
info@amstock.com
www.amstock.com


To receive an Annual Report and Form 10-K or for additional investor inquiries, please contact:

Valence Technology, Inc.
Investor Relations
6504 Bridge Point Parkway, Suite 415
Austin, Texas 78730
512.527.2900
www.valence.com